SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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[_]  Definitive Additional Materials

RESEARCH FRONTIERS INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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240 Crossways Park Drive
Woodbury, NY 11797
(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2010

To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 10, 2010 at 11:00 A.M., local time, for the following purposes:

     1. To elect two Class II directors;

     2. To ratify the selection of BDO Seidman, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2010; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 16, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 30, 2010

RESEARCH FRONTIERS INCORPORATED
240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held Thursday, June 10, 2010

     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 10, 2010, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director listed below, and (ii) for the ratification of the selection of the independent registered public accountants. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797-2033. Research Frontiers believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 3, 2010, this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2009, including financial statements, are to be mailed to each stockholder of record at the close of business on April 16, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MEETING TO BE HELD ON JUNE 10, 2010

This Proxy Statement is available at www.smartglass.com/proxy.asp.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

     Only stockholders of record at the close of business on April 16, 2010 are entitled to vote at the meeting. As of April 16, 2010, the Company had issued and outstanding and entitled to vote 17,111,239 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

     As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or Internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

     If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

     If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

     If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the New York Stock Exchange has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a "broker non-vote." Even though your broker may have discretionary authority to vote your shares on your behalf on the proposal regarding ratification of BDO Seidman as our accountants for 2010, your broker does not have authority to vote on the election of directions presented at this Annual Meeting, so it is important that you vote your shares and send in your proxy.

     The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Company’s Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

     Directors are elected by a plurality of the votes cast at the meeting on this proposal and the two nominees who receive the most votes will be elected. Please note that the rules that guide how most brokers vote your stock have changed. Such rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were recently amended to provide that the election of directors is no longer a “routine” matter. Accordingly, most brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Broker non-votes will have no effect on the outcome of the vote.

     The ratification and appointment of our independent registered public accounting firm for 2010 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Security Ownership of Principal Stockholders and Management

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company’s Common Stock, and for all directors and executive officers of the Company individually and as a group.

	Amount and
	nature of		Exercisable
	Beneficial		Warrants	Percent
Name of Beneficial Owner	Ownership(1)		and Options	of Class
Robert L. Saxe	1,082,838	(2)	636,530	6.10
Joseph M. Harary	674,174	(3)	411,000	3.85
M. Philip Guthrie	66,000		25,000	0.39
Richard Hermon-Taylor	70,025		25,000	0.41
Victor F. Keen	497,099		202,200	2.87
Michael R. LaPointe	113,259	(4)	104,500	0.66
Steven M. Slovak	105,384		96,500	0.61
All directors and officers as a group (7 persons)	2,388,123	(5)	1,500,730	12.83

(1)	All information is as of April 16, 2010 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	Includes (i) 62,788 shares of Common Stock owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (ii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership of all securities described in item (ii) above.

(3)	Includes 97,560 shares of Common Stock owned by Mr. Harary’s children, as to which shares Mr. Harary disclaims beneficial ownership.

(4)	Includes 898 shares of Common Stock owned by Mr. LaPointe’s wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5)	Includes the securities described above in footnotes (2) through (4).

ELECTION OF DIRECTORS
(Item 1)

     The number of directors is currently set at five, pursuant to the By-Laws of the Company. A majority of the Board of Directors of the Company are independent directors. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the Class II directors expires at the 2010 Annual Meeting of Stockholders. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that M. Philip Guthrie and Victor F. Keen be elected to serve again as Class II directors and hold office for a three-year term expiring at the 2013 Annual Meeting of Stockholders, and until the election and qualification of their respective successors. Each has indicated a willingness to serve as a director again. If no other choice is specified in the accompanying proxy, the persons named therein have advised the Board of Directors that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominees listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should a nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that any nominee will be unable to accept nomination.

     The following biographical information is provided with respect to each director:

Directors Standing for Election

M. Philip Guthrie

     M. Philip Guthrie, age 65, has been a director of the Company since December 2007. Mr. Guthrie serves as Chairman of the Company’s Audit Committee, and also serves on the Company’s Compensation and Nominating and Corporate Governance Committees. Mr. Guthrie was Chief Financial Officer of two public companies in the airline industry - Southwest Airlines during its formative and high-growth years, and Braniff International during its initial restructure and successful reorganization. His other aerospace experience includes CEO of InTech Aerospace Group, which provided a full range of interior service and maintenance to the commercial airline industry and to the US Government. He was Managing Director of Mason Best Company and served in board and management roles in many of its, and other private equity firms’, portfolio companies. He has also served as Chairman of the Board for Westmark/Tracor, a maker of military electronic systems. He currently serves on the Boards of Ariel Reinsurance (Bermuda) and is also a member of its Audit Committee, Direct General Corporation where he is also Chairman of its Audit Committee, Bristol Group (Argentina), and Neuro Resource Group, Inc. He is CEO of Neuro Holdings International, an international distributor of leading-edge medical devices for pain management. Mr. Guthrie has a CPA and began his career at Price Waterhouse. He has an MBA from the University of Michigan where he was a Paton Scholar and a BBA Summa Cum Laude in accounting from Louisiana Tech University. He is CEO of Denham Partners, LLC, a private investment firm. Mr. Guthrie has more than 20 years of service as CEO, CFO, and director of various public and private companies which helps provide the Board with strategic insights in all areas. In addition, he has experience in public accounting, has led many large financial transactions and has held senior management roles in multiple airline and aviation companies. Furthermore, his international business experience and financial and strategic consulting abroad enable him to provide a global perspective to the Board.

Victor F. Keen

     Victor F. Keen, age 68, has been a director of the Company since June 2001, and served as the Company's corporate Secretary from 1987 to 2007. Mr. Keen is Of Counsel to the law firm of Duane Morris LLP, one of the 100 largest law firms in the world with more than 650 lawyers. He has served prior thereto as a partner and chairman of Duane Morris’ tax department. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School (1966). Mr. Keen serves as Chairman of the Company’s Compensation Committee, and also serves on the Company’s Audit, and Nominating and Corporate Governance Committees. Mr. Keen is also a member of the board of directors of 3DIcon Corporation, a development-stage technology company developing 3-D projection and display technologies. Mr. Keen serves on 3DIcon’s Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee and is Chairman of its Compensation Committee. Mr. Keen is also a Managing Member of Chelsea/Village Associates, LLC and Ninth Avenue Associates, LLC, both of which own and manage real estate in Manhattan. Mr. Keen possesses valuable experience as a result of his service on the boards and committees of other public companies. He also has extensive experience in representing and counseling large and small companies in a wide variety of business transactions and he provides valuable insight as a long time investor in the Company and as one of its largest non-management stockholders.

Directors Continuing in Office

Class I - Term Expires at the 2012 Annual Meeting of Stockholders

Joseph M. Harary

     Mr. Harary, age 49, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to the position of Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company since 2005 and its corporate Secretary since 2007. Prior to joining Research Frontiers, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 18 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

Richard Hermon-Taylor

     Richard Hermon-Taylor, age 68, has been a director of the Company since December 2007. Mr. Hermon-Taylor serves as Chairman of the Company’s Nominating and Corporate Governance Committee, and also serves on the Company’s Audit and Compensation Committees. His prior Board of Director experience includes Harley-Davidson, a $5 billion manufacturer of motorcycles, clothes, and the licensor of the Harley-Davidson trademark. During his over 15-year tenure on the Harley-Davidson Board, he served on its Audit, Compensation, and Nominating Committees. He also served on the Board of Galileo Electro-Optics, a public company that was acquired by Corning, Inc. From 1970-1986 he was with the Boston Consulting Group and managed the firm's offices in Boston and Milan. Mr. Hermon-Taylor received a B.A. in Chemical Engineering from Cambridge University in England and an MBA from the Harvard University Graduate School of Business, where he was a Baker Scholar. He is currently President and Co-Founder of Bio-Science International, Inc. This company specializes in technology development and licensing agreements for the life sciences industry. He also operates his own marketing and corporate strategy consultancy. Mr. Hermon-Taylor’s more than 20 years of service as a director of several public companies helps guide the Board in its strategic oversight role. In addition, he has expertise in licensing and has extensive experience as a strategy consultant in industries important for Research Frontiers, including the automotive industry, the architectural market and high-end consumer products. His international background and experience add to the strength of our Board.

Class III - Term Expires at the 2011 Annual Meeting of Stockholders

Robert L. Saxe

     Mr. Saxe, age 74, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February 2002, and Treasurer from 1966 to 2005. Mr. Saxe is the Company’s Chief Technology Officer and served as the Company’s Chief Executive Officer from 1965 to 2008. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960. As founder of the Company, his strategic vision, leadership and knowledge of the Company’s technology and the industries it serves bring valuable insight and a thoughtful perspective to Board deliberations and discussions.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

     The Company has separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert Saxe, has served as the Company’s Chairman since the Company’s formation. The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. We believe that this division of responsibilities allows Mr. Saxe to focus on matters relating to the proper functioning of the Board of Directors while permitting Mr. Harary to focus on matters relating to the management of the Company. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, the separation of roles of Chief Executive and Board Chairman, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that these functions are properly executed.

     Our independent directors each chair a committee of the Board. Mr. Guthrie chairs the Audit Committee, Mr. Keen chairs the Compensation Committee, and Mr. Hermon-Taylor chairs the Nominating and Corporate Governance Committee. Each independent director also serves on each of the aforementioned committees.

     Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management, and determines what constitutes an appropriate level of risk for us.

     While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their particular areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditor and outside auditors. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company's overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the committees of significant risks and management’s response via periodic updates.

Board Composition

     The number of directors is currently set at five. The Company has a classified board of directors which means it is divided into three classes. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence,” a majority of the Board of Directors of the Company are “independent” directors.

     At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board committee meetings.

     The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’ s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

     The Board has determined that Messrs. Guthrie, Hermon-Taylor and Keen are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market. Because Messrs. Saxe and Harary are employed as executive officers of the Company, neither qualifies as independent.

     The NASDAQ Capital Market rules provide that a director cannot be considered independent if:
  the director is, or at any time during the past three years was, an employee of the company;

  the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

  a family member of the director is, or at any time during the past three years was, an executive officer of the company;

  the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

  the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

  the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.
     In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

     In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The members of each of these committees are M. Philip Guthrie, Richard Hermon-Taylor, and Victor F. Keen, each of whom the Board has determined is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market.

     Audit Committee. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004, and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com and is also attached as an exhibit to the Company’s April 30, 2009 Proxy Statement.

     The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company’s independent registered public accountants. The Audit Committee is comprised of the independent directors of the Company: M. Philip Guthrie, who serves as the Audit Committee’s Chairman and is also the Audit Committee’s “financial expert” (as such term is defined by applicable rules), Richard Hermon-Taylor and Victor F. Keen. The Company believes that all of the members of its Audit Committee, due to their backgrounds and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting, and of audit committee functions to perform their duties as an Audit Committee.

     Compensation Committee. The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is not required to, and does not have, a written charter.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

     Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating and Corporate Governance Committee's internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company's By-laws relating to stockholder nominations and other applicable provisions including those described in "2011 Stockholder Proposals and Director Nominations" below.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

     During 2009, the Company’s Board of Directors had eleven formal meetings and also met numerous additional times informally, the Board’s Audit Committee met four times, and the Board’s Compensation Committee met eight times. The Company’s Nominating and Corporate Governance Committee met six times in 2009. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2009. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all of the Company’s directors attended last year’s Annual Meeting of Stockholders.

Executive Officers

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officers of the Company are Michael R. LaPointe and Steven M. Slovak.

     Michael R. LaPointe, age 51, who is the Company’s Vice President - Marketing since March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy.

     Steven M. Slovak, age 48, joined Research Frontiers in January 1989 as a chemist and was promoted to various positions. In November 2005 Mr. Slovak became Research Frontiers’ Director of Film Development, and in January 2008 was promoted to his current position as Vice President-Technology where he oversees a team of chemists and growing R&D initiatives. Steve Slovak is an inventor on numerous patents and patent applications held by Research Frontiers worldwide on SPD-Smart light-control technology, and is a member of various scientific organizations including the ASTM International and the National Fenestration Ratings Council (NFRC).

Compensation Committee Interlocks and Insider Participation

     In 2009, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

     The Board of Directors recommends a vote FOR election of the two nominees listed above and it is intended that proxies not marked to the contrary will be so voted.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2)

     The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of BDO Seidman, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2010. BDO Seidman, LLP has been the Company’s independent registered public accountants since 2005. We expect that representatives of BDO Seidman, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

     The following table presents fees paid or accrued for professional audit services rendered by BDO Seidman, LLP for the audit of our annual financial statements for the years ended December 31, 2009 and 2008, and fees billed to us for other services rendered by BDO Seidman, LLP during that period:

	2009	2008
Audit Fees (1)	$145,000	$154,000
Audit-Related Fees	0	0
Tax Fees (2)	13,000	14,500
All Other Fees	0	0
Total	$158,000	$168,500

(1)	Audit fees include fees for the audit of the Company’s annual financial statements and review of its internal controls over financial reporting, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

     The Audit Committee has approved the above-listed fees, has considered whether the provision of the non-audit services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

     The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of BDO Seidman, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, in accordance with auditing standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2009 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed by the Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees).

     The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants that firm’s independence.

     Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls.

     Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
M. Philip Guthrie (Chairman)
Richard Hermon-Taylor
Victor F. Keen

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis primarily addresses the compensation of Robert L. Saxe, Chairman of the Board and Chief Technology Officer, Joseph M. Harary, President, Chief Executive Officer, General Counsel, Treasurer and Secretary, Michael R. LaPointe, Vice President – Marketing, and Steven M. Slovak, Vice President - Technology. The foregoing named executive officers comprise all of our executive officers. These four executive officers are referred to as the “named executive officers” throughout this proxy statement.

Our Compensation Philosophy and Objectives

     The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Company’s Common Stock.

Role of the Compensation Committee in Compensation Decisions

     The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials. The Company’s Compensation Committee also reviews and approves recommendations made by management of the Company with respect to the compensation of all non-executive employees of the Company.

Role of Management in Compensation Decisions

     As mentioned above, management of the Company makes recommendations to the Compensation Committee with respect to the compensation of all non-executive employees of the Company. The Compensation Committee reviews and has discretion to approve those recommendations.

Compensation Consultants and Benchmarking

     The Compensation Committee engaged Dolmat Connell & Partners to provide guidance with respect to the amount and mix of compensation awarded to the Company’s Chairman and Chief Technology Officer and its President and Chief Executive Officer. The nature and scope of services rendered by Dolmat Connell & Partners were to: (i) evaluate the past and current compensation of those individuals, (ii) aid the Compensation Committee in developing a relevant peer group of companies (the “Compensation Peer Group”) against which to measure the reasonableness and appropriateness of compensation of those individuals, and (iii) provide guidance to the Compensation Committee in determining the level of 2009 compensation and the mix as among cash, and long and short-term incentive compensation. Dolmat Connell & Partners submitted its report to the Compensation Committee which the Compensation Committee reviewed and considered in connection with establishing executive compensation in 2009. The Compensation Committee did not direct Dolmat Connell & Partners to perform these services in any particular manner or under any particular method.

     For 2009, the following companies were included in the Compensation Peer Group: Clean Diesel Technologies, Inc., Microvision, Inc., Odyssey Marine Exploration, Inc., American Technology Corp., I.D. Systems, Inc., MOCON, Inc., PURE Bioscience, Arrowhead Research Corp., Medis Technologies Ltd, MoSys, Inc., Somaxon Pharmaceuticals, Inc., AspenBio Pharma, Inc., Mesa Laboratories, Inc., Nexxus Lighting, Inc. and Transmeta Corp.

     Taking all of the factors the Compensation Committee regards as relevant, including the compensation levels of comparable executives among the Compensation Peer Group, and the finding and recommendations contained in the report prepared by Dolmat Connell & Partners, the Compensation Committee, having met and deliberated eight times during 2009, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

     The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation.

     The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary
Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.
Fixed component. Annually reviewed and adjusted as appropriate.

Performance-based Annual Incentive Compensation
Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.
Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.

Long-Term Equity Compensation
Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.
Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

     Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

     Performance-based Annual Incentive Compensation. In order to better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

     A portion of Mr. Harary’s 2009 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. The performance goals established by the Board for 2009 were divided into three main categories: (1) strengthening the Company’s financial condition, (2) achievement of targeted revenue levels, and (3) achievement of certain performance improvements to the Company’s light-control technology and the establishment of strategic goals for the entire Company and their efficient implementation and management.

     For 2009, the Board set the aggregate target bonus for Mr. Harary at $150,000, which such amount the Board allocated among the three categories described above as follows: one-half of the target bonus amount was allocated to the first category and one-quarter of the target bonus amount was allocated to each of the second and third categories, respectively. The Board believes that such amounts create an appropriate mix as among the fixed, short term incentive and long term incentive components of his compensation arrangement. In the view of the Board, achievement of the performance goals for each category is challenging but attainable.

     For some categories, payment of the bonus amount allocated to that category was dependent upon the Company’s achievement of at least a “threshold” level of performance. If the threshold level of performance with respect to a particular category was not achieved, the portion of the bonus payment allocated to that category was not paid to Mr. Harary.

     At the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period. The amount of compensation awarded for 2009 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

     A cash bonus may be awarded at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. In 2009, Mr. Slovak was also awarded a discretionary bonus based upon the achievement of certain research-related goals. The bonus amount awarded to Mr. Slovak for 2009 is reflected in the “Bonus” column of the “Summary Compensation Table” below.

     Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. Historically, the Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) and its predecessor plan, the 1998 Stock Option Plan, which expired at the end of 2007.

     The Compensation Committee and Board believe that the 2008 Plan is essential to the Company’s continued success. The purpose of the 2008 Plan is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of awards under the 2008 Plan will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to the 2008 Plan. The Company has relied primarily on stock option grants and awards of restricted stock under the 2008 Plan to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

     During 2009, the Compensation Committee awarded restricted stock to each of its named executive officers as set forth in the “Grants of Plan-Based Awards in 2009” table below. No stock options were granted in 2009 to any of our named executive officers.

Employment Arrangements

     The Company entered into an employment agreement effective January 1, 1989 with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 10 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $402,132 during 2009 and will receive an annual base salary of $300,000 through December 31, 2010. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. In the event of Mr. Saxe’s death, Mr. Saxe’s estate shall be entitled to receive his accrued but unpaid base salary and bonus plus $50,000.

     In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vest monthly over a three-year period, and Mr. Harary will receive an annual base salary from the Company of $425,000, and will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors for Mr. Harary. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed, or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

     The Company has not entered into employment agreements, written or unwritten, with its other executive officers, Messrs. LaPointe and Slovak.

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Compensation Committee of the Board of Directors of Research Frontiers Incorporated has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

     This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee
Victor F. Keen (Chairman)
M. Philip Guthrie
Richard Hermon-Taylor

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

					Non-Equity
					Incentive Plan	All Other
Name and				Stock/Option	Compensation	Compensation
Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	($)	($)(2)	Total($)(3)
Robert L. Saxe,	2009	$402,132	$0	$53,500	$0	$43,307	$498,939
Chairman of the	2008	$409,865	$0	$0	$0	$24,747	$434,612
Board and Chief	2007	$393,091	$0	$903,582	$0	$10,583	$1,307,256
Technology Officer

Joseph M. Harary,	2009	$425,000	$0	$321,000	$128,361	$65,561	$966,922
President, Chief	2008	$409,865	$75,000	$0	$0	$55,680	$540,545
Executive Officer,	2007	$393,091	$0	$708,556	$139,760	$37,797	$1,279,204
General Counsel,
Treasurer and
Secretary

Michael R. LaPointe,	2009	$106,906	$0	$7,490	$0	$1,379	$115,775
Vice President-	2008	$146,203	$0	$0	$0	$2,759	$148,962
Marketing	2007	$140,219	$0	$210,747	$0	$0	$350,966

Steven M. Slovak,	2009	$143,444	$25,000	$12,840	$0	$8,827	$190,111
Vice President-	2008	$146,203	$0	$0	$0	$5,517	$151,720
Technology	2007	$113,076	$0	$280,134	$0	$4,349	$397,559

(1)	Amounts in this column represent stock options issued in 2007 and 2008 and restricted stock awards issued in 2009. No stock options were granted in 2008 or 2009 and no restricted stock awards were made in 2007 or 2008. The dollar value of option awards listed in this column for 2007 and 2008 are estimated grant date fair values based upon the Black-Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question. For 2009, amounts listed represent stock awards and are valued based upon the high and low trading price of the Company’s Common Stock on the trading day immediately prior to the award date.
(2)	Consists solely of cash payments of accrued but unused vacation.
(3)	Consists of cash compensation (salary, bonus, and accrued vacation) plus the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount actually received by the individual since estimated values will fluctuate based upon future market conditions. The 2009 stock grant to Mr. Harary of 150,000 shares of Common Stock (vesting over a period of 3 years) with an estimated value at the time of grant of $321,000 was issued pursuant to Mr. Harary’s employment agreement with the Company when Mr. Harary became the Chief Executive Officer of the Company in January 2009.

Grants of Plan-Based Awards in 2009

     The table below provides information regarding payment of non-equity incentive plan compensation and awards of restricted stock pursuant to the 2008 Plan to the named executive officers of the Company. No stock options were granted in 2009 to any named executive officer.

					All Other
		Estimated Possible Payouts under Non-			Stock	Grant Date
		Equity Incentive Plan Awards (1)			Awards:	Fair Value
					Number of	of Stock
					Shares of	and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock(#)(2)	Awards ($)
Robert L. Saxe	1/1/2009	–	–	–	25,000	$53,500
Joseph M. Harary	N / A	$25,000	$150,000	(3)	–	–
	1/1/2009	–	–	–	150,000	$321,000
Steven M. Slovak	1/1/2009	–	–	–	6,000	$12,840
Michael R. LaPointe	1/1/2009	–	–	–	3,500	$7,490

(1)	These columns report the range of cash payouts for 2009 performance under Mr. Harary’s employment agreement as described in the Compensation Discussion and Analysis. The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved.
(2)	Represents awards of restricted shares made under the 2008 Plan. Restricted shares vest at a rate of 1/36 per month over a three year period starting on January 31, 2009.
(3)	If actual performance exceeds targeted performance, Mr. Harary is entitled to a bonus in excess of the target amount equal to the percentage of the amount by which actual performance exceeded targeted performance.

Outstanding Equity Awards at December 31, 2009

     The following table shows all options outstanding as of the end of 2009 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2009 other than 1,500 options issued to Mr. LaPointe with an exercise price of $18.90625 per share.

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option		Option
	(#)	Exercise	Option	Expiration
Name	Exercisable	Price ($)	Grant Date	Date
Robert L. Saxe	61,981	$14.93000	07/12/07	07/11/10
	48,000	$14.46875	10/12/00	10/11/10
	48,000	$19.00000	12/15/00	12/14/10
	120,000	$25.52500	06/14/01	06/13/11
	60,000	$9.94000	09/24/01	09/23/11
	60,000	$12.77500	06/13/02	06/12/12
	27,733	$6.00000	07/01/05	06/30/15
	88,560	$11.20000	12/06/05	12/05/15
	20,000	$11.37500	02/13/07	02/12/17
	64,756	$9.80000	12/03/07	12/02/17
Joseph M. Harary	50,000	$14.93000	07/12/07	07/11/10
	28,000	$14.46875	10/12/00	10/11/10
	28,000	$19.00000	12/15/00	12/14/10
	60,000	$25.52500	06/14/01	06/13/11
	30,000	$9.94000	09/24/01	09/23/11
	35,000	$12.77500	06/13/02	06/12/12
	40,000	$11.20000	12/06/05	12/05/15
	15,000	$11.37500	02/13/07	02/12/17
	50,000	$9.80000	12/03/07	12/02/17
Michael R. LaPointe	50,000	$37.03125	02/22/00	02/21/10
	1,500	$18.90625	06/08/00	05/22/10
	1,500	$14.46875	10/12/00	10/11/10
	1,500	$19.00000	12/15/00	12/14/10
	15,000	$25.52500	06/14/01	06/13/11
	7,000	$12.77500	06/13/02	06/12/12
	7,000	$12.81000	06/12/03	06/11/13
	10,000	$6.17500	12/14/04	12/13/14
	11,000	$6.00000	07/01/05	06/30/15
	10,000	$5.60000	12/06/05	12/05/15
	10,000	$11.37500	02/13/07	02/12/17
	10,000	$14.93000	07/12/07	07/11/17
	10,000	$9.80000	12/03/07	12/02/17
Steven M. Slovak	2,000	$14.46875	10/12/00	10/11/10
	2,000	$19.00000	12/15/00	12/14/10
	4,000	$25.52500	06/14/01	06/13/11
	5,000	$9.94000	09/24/01	09/23/11
	5,000	$12.77500	06/13/02	06/12/12
	6,000	$12.81000	06/12/03	06/11/13

7,500	$6.17500	12/14/04	12/13/14
10,000	$5.60000	12/06/05	12/05/15
10,000	$11.37500	02/13/07	02/12/17
15,000	$14.93000	07/12/07	07/11/17
15,000	$9.80000	12/03/07	12/02/17

     The following table shows all awards of restricted stock outstanding as of the end of 2009 that have been awarded to our named executive officers.

	Stock Awards
	Number of Shares or Units of	Market Value of Shares or
	Stock that Have Not	Units of Stock that Have Not
Name	Vested (#) (1)	Vested ($)
Robert L. Saxe	16,667	$63,167
Joseph M. Harary	100,000	$379,000
Steven M. Slovak	4,000	$15,160
Michael R. LaPointe	2,333	$8,843

(1)	Represents awards of restricted shares made under the 2008 Plan. Restricted shares vest at a rate of 1/36 per month over a three year period starting on January 31, 2009.

Stock Options Exercised and Stock Vested in 2009

     The following table sets forth the number of shares of stock acquired by each named executive officer in 2009 upon vesting of awards of stock pursuant to the Company’s 2008 Plan. While not indicative of amounts actually realized by the named executive upon vesting, the right hand column in the table below indicates the aggregate dollar value of stock that vested during fiscal 2009, calculated by multiplying the number of shares acquired on vesting by the market value (determined based upon the average of the high and low trading price of the Company’s Common Stock) of such shares on the date of vesting. No stock options were exercised in 2009 by any named executive officer of the Company.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting($)
Robert L. Saxe	8,333	$29,641
Joseph M. Harary	50,000	$177,854
Steven M. Slovak	2,000	$7,114
Michael R. LaPointe	1,167	$4,151

Potential Payments upon Termination or Change of Control

     Mr. Harary’s and Mr. Saxe’s respective employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. Neither of our other named executive officers have an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

     Both our 2008 Plan and 1998 Stock Option Plan provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2008 Plan and our 1998 Stock Option Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested, other than with respect to an option to purchase 1,500 shares of our common stock granted to Mr. LaPointe. The potential payments upon termination or change of control described below for Mr. LaPointe does not reflect a benefit amount for unvested options because vesting is not accelerated.

     Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2008 Equity Incentive Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

     Although our 1998 Stock Option Plan authorized the grant of restricted stock grants, the Company only granted stock options during the ten years that the plan was in effect.

Robert L. Saxe

     Had Mr. Saxe’s employment terminated on December 31, 2009 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our common stock on December 31, 2009 ($3.79), would have been $63,167. Pursuant to his employment agreement, Mr. Saxe’s estate would be entitled to receive $50,000 as a single, lump-sum payment upon his death. Mr. Saxe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Joseph M. Harary

     The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2009.

					By Company		By Mr. Harary
								Other
						Other than		than
					For	for Disability	For Good	Good	Change of
Payments and Benefits	Death		Disability		Cause	or Cause	Reason	Reason	Control
Accelerated vesting of
Restricted Stock(1)	$379,000		$379,000		–	$379,000	$379,000	–	$379,000
Cash payment under
employment agreement	$212,500	(2)	$212,500	(3)	–	$1,275,000 (4)	$1,275,000 (4)	–	$1,275,000 (4)
Bonus payable under
employment agreement(5)	$128,361		$128,361		–	$128,361	$128,361	–	$128,361

(1)	Had Mr. Harary’s employment terminated on December 31, 2009, the value of his restricted stock, based upon the closing price of our common stock on December 31, 2009 ($3.79), would have been $379,000.
(2)	The amount of the benefit shown would be paid over a six month period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.
(3)	The amount of the benefit shown would be paid in equal installments over a six month period following the date of Mr. Harary’s termination on December 31, 2009 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2009, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.
(4)	The amount of the benefit shown would be paid over a three year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.
(5)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2009.

Steven M. Slovak

     Had Mr. Slovak’s employment terminated on December 31, 2009 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our common stock on December 31, 2009 ($3.79), would have been $15,160. Mr. Slovak is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Michael R. LaPointe

     Had Mr. LaPointe’s employment terminated on December 31, 2009 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our common stock on December 31, 2009 ($3.79), would have been $8,843. Mr. LaPointe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

     Since the Company’s three independent directors each chair one of three committees (Audit, Compensation, or Nominating and Corporate Governance Committees), and serve as members of the other such committees that they do not so chair, the Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director received stock with respect to service as a Director during 2009 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and stock for 2009 and future years was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

     Non-management directors of the Company each received in January 2009 their compensation for service on the Board in 2009 in a combination of 25,000 shares of Common Stock of the Company (having an estimated value at the time of grant of $53,500) and a cash fee of $35,000. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2009. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the “Summary Compensation Table” on page 19 of this proxy statement.

Name	Fees Paid in Cash	Stock Awards(1)	Total
Robert M. Budin (retired 12-31-09)	$35,000	$53,500	$88,500
M. Philip Guthrie	$35,000	$53,500	$88,500
Richard Hermon-Taylor	$35,000	$53,500	$88,500
Victor F. Keen	$35,000	$53,500	$88,500

(1)
The dollar values reported in this column reflect the aggregate grant date fair value of awards of stock to each of the independent non-management directors in fiscal 2009 computed in accordance with ASC 718 based upon the average of the high and low trading price of the Company’s Common Stock on the trading date immediately prior to the date of the stock award.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of December 31, 2009 with respect to shares of the Company's Common Stock that may be issued under the Company's existing 2008 Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

	Number of		Number of
	securities to be		securities
	issued upon	Weighted-average	remaining
	exercise of	exercise price of	available for future
	outstanding	outstanding	issuance under
	options, warrants	options, warrants	equity
Plan category	and rights	and rights	compensation plans
Equity compensation plans
approved by security holders	2,011,180	$13.82	450,938
Equity compensation plans not
approved by security holders	–	–	–
Total	2,011,180	$13.82	450,938

STOCK PRICE PERFORMANCE

     The following table sets forth the range of the high and low selling prices (as provided by The Nasdaq Stock Market, Inc.) of the Company’s Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High
March 31, 2008	$4.75	$10.32
June 30, 2008	$4.76	$7.99
September 30, 2008	$3.90	$6.21
December 31, 2008	$1.55	$4.48
March 31, 2009	$1.91	$4.90
June 30, 2009	$2.75	$4.60
September 30,2009	$2.38	$4.89
December 31, 2009	$3.51	$4.79

     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2004 in the Company’s Common Stock (REFR), the NASDAQ Composite (U.S.) Stock Index, and the NASDAQ Electronic Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by The Nasdaq Stock Market, Inc. and is not necessarily indicative of future price performance.

2011 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2011 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the Securities and Exchange Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2010. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Securities Exchange Act of 1934 regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

HOUSEHOLDING INFORMATION

     Securities and Exchange Commission regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Gregory M. Sottile, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Inc., 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Mr. Sottile.

GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 30, 2010

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 16, 2010.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

RESEARCH FRONTIERS INCORPORATED
240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - June 10, 2010

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 10, 2010, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY		Please mark vote as in this example.				×

1. Election of Directors NOMINEES: M. Philip Guthrie and Victor F. Keen	2.	Ratification of the selection of BDO Seidman, LLP as independent registered public accountants of the company for the fiscal year ending December 31, 2010.	FOR ☐		AGAINST ☐		ABSTAIN ☐

☐ FOR ALL nominees listed above. ☐ FOR ALL nominees listed above	3.	In their discretion, upon such other matters as may properly come before the meeting.

EXCEPT:________________________		If no specification is made, this proxy will be voted FOR the nominees listed above and FOR APPROVAL of Proposal 2.
(Instruction: To withhold authority to vote on any individual nominee, write the name in the space above.)

☐ WITHHOLD AUTHORITY to vote for all nominees listed above.		Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 10, 2010.		YES ☐		NO ☐

		COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Dated:	, 2010
Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE